Exhibit 99.1

AnythingIT Reports 2013
Third Quarter Financial Results

FAIR LAWN, NJ – May 1, 2013 – AnythingIT, Inc. (OTCBB: ANYI), a leading information technology electronics recycler and e-waste handler serving both government and commercial markets today announced its third quarter of fiscal 2013 results including net sales of $1.5 million and gross profit of $0.7 million, increases of 21% and 27%, respectively, over the third quarter of fiscal 2012.

Third Quarter of Fiscal 2013 Financial Highlights:
●
Third quarter of fiscal 2013 net sales improved 70% to approximately $1.5 million as compared to $0.9 million in the prior quarter.  Net sales decreased 31% for fiscal year to date 2013 to $3.3 million compared to $4.8 million for fiscal year to date 2012.

●	Gross profit for the third quarter of fiscal 2013 was approximately $0.7 million or 51% of net sales compared to approximately $0.6 million or 49% of net sales for the third quarter of fiscal 2012.
●
EBITDA for the third quarter of fiscal 2013 was approximately zero as compared to approximately $(0.1) million for the comparable period in fiscal 2012 and improved by $0.2 million compared to approximately $(0.2) million in the prior quarter.

David Bernstein, our Chief Executive Officer stated, “The company has just completed a system wide software implementation that now allows for an automated and repeatable solution for us to grow our business while ensuring that we remain at the highest levels of compliance with regulatory standards.  Additionally we have just completed our first step of growth which was executed at the end of the quarter with the opening of a new operating facility in Tampa.  We look forward to the many opportunities to continue to grow our business through the expansion of relationships with both existing and new customers.”

Three month financial results for the period ended March 31, 2013 (In Thousands):

The company is driven by technology refreshes, upgrades, and disposals by both commercial and government partners and clients.  Sales in the third quarter of fiscal 2013 increased 21% to $1,464 as compared to the third quarter of fiscal 2012.

The gross profit margin depends on various factors, including product mix, pricing strategies, market conditions, and other factors, any of which could result in changes in gross margins from period to period.  Gross profit increased 27% to $745 in the third quarter of fiscal 2013 as compared to the third quarter of fiscal 2012.  As a percentage of sales, gross profit was 51% in the third quarter of fiscal 2013 as compared to 49% in the third quarter of fiscal 2012.

The company reported a net loss of ($86), or ($0.00) per share, for the three months ended March 31, 2013, compared to a net loss of $(481), or $(0.01) per share, for the corresponding period last year.

Nine month financial results for the period ended March 31, 2013 (In Thousands):

Sales for the first nine months of fiscal 2013 decreased 31% to $3,333 as compared to sales through the first nine months of fiscal 2012.  The decrease in our sales for the first nine months of fiscal 2013 reflects the impact on operations during the first and second quarter from the ERP implementation.  These system challenges were resolved at the end of the second quarter of fiscal 2013, which supported our increase in net sales during that period.

Gross profit decreased 21% to $1,560 for the first nine months of fiscal 2013 as compared to the comparable period of fiscal 2012.  As a percentage of sales, gross profit was 47% for the first nine months of fiscal 2013 as compared to 41% for the comparable period of fiscal 2012.

The Company reported a net loss of $(942), or $(0.03) per share, for the nine months ended March 31, 2013, compared to a net loss of $(694), or $(0.02) per share, for the corresponding period last year.

Balance Sheet as of March 31, 2013 (In Thousands):

Cash and cash equivalents were $327 at March 31, 2013.  At March 31, 2013, working capital was $256 compared to $891 at June 30, 2012.  The decrease in working capital was the result of operating challenges during the first and second quarters of fiscal 2013 from our ERP implementation.

About AnythingIT

AnythingIT is a leading asset management vendor and e-waste handler serving OEM's, Equipment Resellers, government and enterprise clients.  Services provided by the company include: data scrubbing, shredding, inventory management, repair and remarketing of equipment and recycling of parts and materials.  AnythingIT has been operating since 1992 and is a GSA Schedule Holder who has achieved R2 and ISO 14001 certification.  You can find more information at the Company’s website at www.anythingit.com.

Comparable companies include: Waste Management, Inc. (WM), Republic Services, Inc. (RSG), Avnet, Inc. (AVT), Arrow Electronics, Inc. (ARW) and Sims Metal Management Limited (SMS).

Cautionary Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of AnythingIT and are difficult to predict. AnythingIT undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by AnythingIT with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended June 30, 2012.

Contact

AnythingIT, Inc.
Gail Babitt, Chief Financial Officer
201-475-7300 extension 379
gailb@anythingit.com

or

Investor Relations
Investor Awareness, Inc.
Tony Schor
847.945.2222
Tony@investorawareness.com

ANYTHINGIT, INC.
Condensed Balance Sheets

	March 31, 2013	June 30, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$327,383	$1,009,580
Restricted cash	90,496	30,387
Accounts receivable, net of allowance for doubtful accounts	633,819	674,606
Inventories	64,203	141,087
Deferred financing costs	-	27,986
Prepaid expenses and other current assets	75,049	43,617
Total current assets	1,190,950	1,927,263

Property and equipment, net	259,144	189,361
Security deposits	14,451	10,403
Total assets	$1,464,545	$2,127,027

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities
Accounts payable	$446,568	$706,881
Accrued expenses	156,643	148,952
Customer deposits	164,376	19,020
Current portion of capital lease payable	17,393	18,640
Current portion of deferred rent	1,725	-
Deferred revenues	111,383	103,114
Current portion of notes payable	37,225	40,031
Total current liabilities	935,313	1,036,638

Long term debt:
Note payable bank	26,802	28,644
Capital lease payable	44,546	-
Deferred rent	14,728	-
Convertible notes payable net of debt discount	500,000	451,706
Total long-term debt	586,076	480,350

Total Liabilities	1,521,389	1,516,988

Shareholders' Equity/(Deficit)
Preferred stock - $.01 par value, 5,000,000 shares authorized;
none outstanding	-	-
Common stock - $.01 par value, 200,000,000 shares authorized;
36,510,238 and 36,190,238 shares issued and outstanding, respectively	365,102	361,902
Additional paid-in capital	8,072,424	7,800,900
Accumulated deficit	(8,494,370)	(7,552,763)
Total shareholders' equity/(deficit)	(56,844)	610,039
Total liabilities and shareholders' equity/(deficit)	$1,464,545	$2,127,027

ANYTHINGIT, INC.
Condensed Statements of Operations
For the Three Months and Nine Months Ended March 31, 2013 and 2012
(Unaudited)
	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012

Net sales	$1,464,097	$1,207,719	$3,333,001	$4,818,415
Cost of sales	719,311	621,931	1,773,033	2,847,702
Gross profit	744,786	585,788	1,559,968	1,970,713

Operating Expenses
Selling, general and administration	803,153	1,012,280	2,374,296	2,513,941

Operating income (loss)	(58,367)	(426,492)	(814,328)	(543,228)

Other income (expense) :
Interest expense, net of interest income	(25,565)	(50,503)	(125,216)	(146,795)

Income (loss) before income taxes	(83,932)	(476,995)	(939,544)	(690,023)

Provision for income taxes	(2,063)	(3,526)	(2,063)	(3,576)

Net Income (loss)	$(85,995)	$(480,521)	$(941,607)	$(693,599)

Net income (loss) per common share:
Basic:	$(0.00)	$(0.01)	$(0.03)	$(0.02)
Diluted:	$(0.00)	$(0.01)	$(0.03)	$(0.02)

Weighted average common shares outstanding:
Basic:	36,479,571	36,049,048	36,295,347	35,237,323
Diluted:	36,479,571	36,049,048	36,295,347	35,237,323

Reconciliation of Net Loss to EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (GAAP), the company’s earnings release contains the non-GAAP financial measure “EBITDA”.

EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that EBITDA is useful to investors in evaluating the company’s performance because EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the company’s industry in areas of operating performance.

Management believes that the disclosure of EBITDA offers an additional view of the company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the company’s results of operations and the factors and trends affecting the company’s business.

EBITDA should not be considered as an alternative to net income as an indicator of the company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of EBITDA as compared to GAAP net loss is:

●	it may not be compared to similarly titled measures used by other companies in the company’s industry, and
●	it excludes financial information that some may consider important in evaluating the company’s performance.

The company compensates for these limitations by providing a reconciliation of EBITDA to GAAP net loss, to enable investors to perform their own analysis of the company’s operating results, in Thousands.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012

Net Loss	$(86)	$(481)	$(942)	$(694)
Interest, net	26	51	125	147
Taxes	2	3	2	4
Depreciation/Amortization	18	15	54	49
Stock Based Compensation	51	264	212	523
Total EBITDA	$11	$(148)	$(549)	$29